Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 12, 2008, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Magma Design Automation, Inc on Form 10-K for the year ended April 6, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Magma Design Automation, Inc. on Forms S-3 (File No. 333-108346, effective February 13, 2004 and File No. 333-141886, effective April 30, 2007) and on Forms S-8 (File No. 333-74278, effective November 30, 2001, File No. 333-92324, effective July 12, 2002, File No. 333-108348, effective August 29, 2003, File No. 333-112326, effective January 30, 2004, File No. 333-122656, effective February 9, 2005, File No. 333-132333, effective March 10, 2006, and File No. 333-143551, effective June 6, 2007).

/s/ GRANT THORNTON LLP

San Jose, California

June 12, 2008